As filed with the Securities and Exchange Commission on May 20, 2004

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHIQUITA BRANDS INTERNATIONAL, INC.
(Exact name of issuer as specified in its charter)

New Jersey	04-1923360

(State of incorporation)	(I.R.S. Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio	45202

(Address of Principal Executive Offices)	(Zip Code)

AGUIRRE INDIVIDUAL PLAN
(Full title of the plan)

ROBERT W. OLSON, ESQ.
Senior Vice President, General Counsel and Secretary
Chiquita Brands International, Inc.
250 East Fifth Street
Cincinnati, Ohio 45202
(Name and address of agent for service)

Telephone number, including area code,
of agent for service: (513) 784-8804

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	maximum	maximum
securities	to be	offering	aggregate	Amount of
to be	registered	price	offering	registration
registered	(1)	per share(2)	price(2)	fee
Common Stock,	325,000 shares	$23.16	$7,527,000.00	$953.67
$.01 par value

(1)	This registration statement also covers such indeterminable number of shares of Common Stock of Chiquita Brands International, Inc., as may become issuable with respect to all or any of the registered shares pursuant to antidilution provisions in the plan.

(2)	Pursuant to Rule 457(h), based on the exercise price of the options, which were granted on January 12, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents of the registrant are incorporated by reference into and made a part of this registration statement. In addition, all documents subsequently filed by the registrant pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

(a)	The registrant’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003;

(b)	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2003; and

(c)	The description of the registrant’s common stock contained in its Registration Statement on Form 8-A/A (Amendment No. 1) filed on March 19, 2002 under the Securities Exchange Act of 1934.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     The legality of the securities being registered has been passed upon by Robert W. Olson, Esq., Senior Vice President, General Counsel and Secretary of the registrant. Mr. Olson presently holds shares of Common Stock in the registrant’s Savings and Investment Plan, employee stock options and shares of restricted stock under the registrant’s 2002 Stock Option and Incentive Plan, shares of Common Stock and warrants to purchase shares of Common Stock.

Item 6. Indemnification of Directors and Officers

     Article Nine of the registrant’s Third Restated Certificate of Incorporation (the “Certificate”) provides directors and officers with the right to indemnification and advancement of expenses to the fullest extent not prohibited by the New Jersey Business Corporation Act. Directors and officers of the registrant are indemnified generally against expenses and liabilities incurred in connection with any proceedings, including proceedings by or on behalf of the registrant, relating to their service to or at the request of the registrant. However, no indemnification may be made if a final adjudication establishes that a person’s acts or omissions (a) breached the person’s duty of loyalty to the registrant or its shareholders, (b) were not in good faith or involved a knowing violation of the law, or (c) resulted in receipt by the person of an improper personal benefit. Article Nine of the Certificate also limits the liability of the registrant’s directors and officers, to the fullest extent permitted by the New Jersey Business Corporation Act, to the registrant or its shareholders for monetary damages for breach of any duty, except in the situations set forth in (a) through (c) above.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit
Number
5	Opinion of Counsel
23.1	Consent of Ernst & Young LLP
23.2	Consent of Counsel (included in Exhibit 5)

Item 9. Undertakings

     *(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     *(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

* Paragraph references correspond to those of Item 512 of Regulation S-K.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio as of the 20th day of May 2004.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Fernando Aguirre

Fernando Aguirre, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person below whose signature is preceded by an (*) hereby constitutes and appoints Robert W. Olson and James B. Riley, or either of them, his true and lawful attorney and agent, to do any and all acts and sign any and all instruments for him and in his name in the capacity indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable Chiquita Brands International, Inc. to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement including specifically, but without limitation, power and authority to sign amendments (including post-effective amendments).

Signature	Title

/s/ Fernando Aguirre	President, Chief	May 20, 2004
*Fernando Aguirre	Executive Officer and Director

/s/ Cyrus F. Freidheim, Jr.	Chairman of the Board	May 20, 2004
*Cyrus F. Freidheim, Jr.	of Directors

/s/ Morten Arntzen	Director	May 20, 2004
*Morten Arntzen

/s/ Jeffrey D. Benjamin	Director	May 20, 2004
*Jeffrey D. Benjamin

/s/ Robert W. Fisher	Director	May 20, 2004
*Robert W. Fisher

/s/ Roderick M. Hills	Director	May 20, 2004
*Roderick M. Hills

/s/ Durk I. Jager	Director	May 20, 2004
*Durk I. Jager

/s/ Jaime Serra	Director	May 20, 2004
*Jaime Serra

/s/ Steven P. Stanbrook	Director	May 20, 2004
*Steven P. Stanbrook

/s/ James B. Riley	Senior Vice President and	May 20, 2004
*James B. Riley	Chief Financial Officer

/s/ William A. Tsacalis	Vice President and Controller	May 20, 2004
*William A. Tsacalis	(Chief Accounting Officer)